Exhibit 3.2

 Secretary of State

State of Delaware

Filed May 26, 2004

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

PHARMACEUTICAL RESOURCES, INC.

It is hereby certified that:

1.

The name of the corporation (hereinafter called the "Corporation") is PHARMACEUTICAL RESOURCES, INC.

2.

The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 9, 2003.

3.

The Certificate of Incorporation of the Corporation is hereby amended by striking out Article FIRST in its entirety and substituting in lieu thereof the following:

“FIRST:  The name of the Corporation is Par Pharmaceutical Companies, Inc.”

4.

The amendment of the Certificate of Incorporation of the Corporation herein certified was duly adopted, pursuant to the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Signed on May 26, 2004

/S/ THOMAS J. HAUGHEY Name: Thomas J. Haughey Title: Vice President, General Counsel